Exhibit 10.4

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into between Doral Financial Corporation, a Puerto Rico corporation (the “Company”), and Glen R. Wakeman (the “Executive”) under the following circumstances.

WHEREAS, the Company and the Executive entered into an Employment Agreement on May 23, 2006 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive have agreed to amend certain terms of the Employment Agreement by entering into this Amendment.

NOW THEREFORE, the Executive agrees with the Company, in consideration for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, to amend the Employment Agreement as follows, effective as of the date this Amendment is executed as written below:

1. The first part of Section 5(a) of the Employment Agreement is amended to read as follows:

(a) Good Reason; Without Cause. If, during the Employment Period, the Company terminates the Executive’s employment without Cause, or the Executive terminates his employment for Good Reason and provided Section 6(b) is not applicable, the Company shall have no further obligations to the Executive under this Agreement or otherwise other than to pay or provide to the Executive the following amounts and benefits (provided the Executive has executed, delivered to the Company and not revoked a general release of claims against the Company in a form satisfactory to the Company (the “Release”), with such execution not affecting the timing of payments of amounts and benefits as set forth below but with all unpaid amounts and benefits being forfeited if such Release is not executed and irrevocable within 30 days after the Date of Termination, and subject to Section 9(h) hereof):

with all other terms of such Section beginning with “(i)” remaining unchanged.

2. The first part of Section 6(b) of the Employment Agreement is amended to read as follows:

(b) In the event during the Employment Period, the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, in both cases upon or within two (2) years immediately following a Change in Control, the Company shall have no further obligations to the Executive under this Agreement or otherwise (including pursuant to Section 5(a) hereof) other than to pay or provide to the Executive the following amounts and benefits (provided he has executed and not revoked a Release (as defined in Section 5(a), with such execution not affecting the timing of benefits as set forth below but with all unpaid benefits being forfeited if such Release is not executed and irrevocable within 30 days after the Date of Termination, and subject to Section 9(h)):

with all other terms of such Section beginning with “(i)” remaining unchanged.

3. Except as is provided in this Amendment, the Employment Agreement, as amended, shall remain unchanged and continue in full force and effect.

4. This Amendment shall be governed by and construed in accordance with its express terms, and otherwise in accordance with the laws of the Commonwealth of Puerto Rico, without reference to principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of this 26th day of December, 2012.

DORAL FINANCIAL CORPORATION

By:	/s/ Enrique R. Ubarri
Name:	Enrique R. Ubarri
Title:	Executive Vice President

GLEN R. WAKEMAN

By:	/s/ Glen R. Wakeman